Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2012 Stock Plan, the 2018 Incentive Award Plan and the 2018 Employee Stock Purchase Plan of Guardant Health, Inc. of our report dated July 5, 2018, (except for Note 7 to the financial statements, as to which the date is August 13, 2018 and the third, fourth, and fifth paragraphs of Note 17, as to which the date is September 21, 2018), with respect to the financial statements and related notes of Guardant Health, Inc. for the year ended December 31, 2017, included in the Registration Statement (Form S-1 No. 333-227206) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Redwood City, California
October 9, 2018